Exhibit 10.2

LEASE TERMINATION AGREEMENT

I.	PARTIES AND DATE.

THIS LEASE TERMINATION AGREEMENT ("Agreement") is made and entered into as of
April 28, 2021, by and between SPECTRUM OFFICE PROPERTIES II LLC, a Delaware limited liability company, hereafter called “Landlord,” and NETLIST, INC., a Delaware corporation, hereafter called “Tenant.”

II.	RECITALS.

On April 2, 2007, Landlord (successor-in-interest to The Irvine Company LLC, a Delaware limited liability company) and Tenant entered into a lease for space in a building located at 51 Discovery, Suite 150, Irvine, California (the “51 Discovery Premises”), which lease was amended by a First Amendment to Lease dated May 10, 2011 (“First Amendment”), by a Second Amendment to Lease dated July 26, 2013, wherein Tenant terminated its lease of the 51 Discovery Premises in exchange for leasing approximately 8,203 rentable square feet of space in a building located at 175 Technology, Suite 150, Irvine, California (the “175 Technology Premises”), by a Third Amendment to Lease dated August 31, 2016 (“Third Amendment”), by a Fourth Amendment to Lease dated April 25, 2017, by a Fifth Amendment to Lease dated June 25, 2018, by a Sixth Amendment to Lease dated March 25, 2020, and by a Seventh Amendment to Lease dated January 21, 2021. The foregoing lease, as so amended, is hereinafter referred to as the “Lease”.

Landlord and Tenant desire to terminate the Lease upon the terms and conditions contained in this Agreement.

III.	TERMINATION.

For valuable consideration:

A.            Date. Landlord and Tenant agree that the Lease shall terminate on the day immediately preceding the commencement date of a new lease between Landlord’s affiliate, University Research Park LLC, a Delaware limited liability company, and Tenant for the premises located at 111 Academy, Suite 100, Irvine, California ("Termination Date"). Not later than the Termination Date, Tenant shall cause the Premises to be vacated and surrendered in accordance with the requirements of Section 15.3 (Surrender of Premises; Removal of Property) of the Lease.

B.            Security Deposit. Tenant hereby authorizes Landlord to retain any remaining balance of the Security Deposit presently being held by Landlord pursuant to Section 4.3 of the Lease, and apply such funds to the security deposit required by Landlord’s affiliate under the New Lease.

C.            Effect of Termination. The termination of the Lease pursuant to this Agreement shall not be deemed to relieve either party of any obligation under the Lease that would otherwise survive its expiration or sooner termination.

IV.	GENERAL.

A.            Counterparts; Digital Signatures. If this Agreement is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Agreement may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Agreement, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

B.            Defined Terms. All words commencing with initial capital letters in this Agreement which are not defined in this Agreement shall have the same meaning in this Agreement as in the Lease.

C.            Corporate and Partnership Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Agreement on behalf of the entity represents and warrants that he or she is duly authorized to execute and deliver this Agreement and that this Agreement is binding upon the corporation, limited liability company or partnership in accordance with its terms.

D.            Disputes. The provisions of Section 14.6 (Expenses and Legal Fees) and Section 14.7 (Waiver of Jury Trial/Judicial Reference) of the Lease shall also apply to this Agreement.

E.            Attorneys' Fees. The provisions of the Lease respecting payment of prevailing attorneys' fees shall also apply to this Agreement.

F.            Nondisclosure of Agreement Terms. Landlord and Tenant acknowledge that the content of this Agreement, and any related documents are confidential information. Except to the extent disclosure is required by law, Landlord and Tenant shall each keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than to its respective financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms pursuant to legal requirement.

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V.	EXECUTION.

Landlord and Tenant have executed this Agreement as of the day and year first written above.

LANDLORD:		TENANT:

SPECTRUM OFFICE PROPERTIES II LLC,		NETLIST, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Steven M. Case	By:	/s/ C.K. Hong

	Steven M. Case	Printed Name: C.K. Hong
	Executive Vice President, Leasing & Marketing Office Properties	Title: President and CEO

By:	/s/ Holly McManus	By:	/s/ Gail Sasaki

	Holly McManus	Printed Name: Gail Sasaki
	Vice President, Operations Office Properties	Title: CFO

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